Exhibit 1

ASX Release Level 18, 275 Kent Street Sydney, NSW, 2000 18 AUGUST 2020 WESTPAC 3Q20 UPDATE INCLUDING 1H20 DIVIDEND UPDATE Results snapshot for the June Quarter 2020 (3Q20) compared to quarterly average of First Half 2020 (1H20) • Unaudited statutory net profit for 3Q20 was $1.12bn. Quarterly average of 1H20 statutory net profit was $595m. Unaudited cash earnings1 for 3Q20 was $1.32bn, which was higher than 1H20 quarterly average of $497m (up 19% excluding notable items2). Impairment charge $826m, further increasing provisions and provisioning cover. Net interest margin 2.05% for 3Q20. Common equity tier 1 capital ratio of 10.80% at 30 June 2020. The Board has decided not to pay a First Half 2020 dividend. • • • • • Key points • Cash earnings (excluding notable items) -Higher over the quarter mostly due to a lower impairment charge. Margins were down mainly from low interest rates and higher liquids. Dividend -Given the desire to retain a strong balance sheet and the ongoing uncertainty in the operating environment, the Board has now decided it is prudent not to pay a First Half 2020 dividend. Westpac will next consider dividends as part of finalising its Full Year 2020 results. Balance sheet strong -Common equity tier 1 capital ratio unchanged at 10.80%. Growth in capital from 3Q20 earnings was largely offset by higher credit risk weighted assets (RWA), including a $7.0bn RWA overlay related to modelled COVID-19 impacts. • • 1 Cash earnings is a non-GAAP measure. Refer to Westpac’s First Half 2020 Financial Results announcement for details. 2 Notable items includes provisions for estimated customer refunds, payments, associated costs, and litigation along with costs associated with restructuring the Group‘s wealth business and costs associated with the AUSTRAC proceedings and response. Refer to Westpac’s First Half 2020 Financial Results announcement for further details.

• Asset quality -No new large individually assessed provisions. -Stressed assets higher from some businesses being downgraded, particularly in high-risk sectors, together with higher mortgage delinquencies (including those in hardship), which increased to 149 basis points. Prudence maintained, provisions higher -Impairment charges were 46bps of gross loans (annualised). -Total provisions up $574m, increasing total provisions to credit RWA to 170bps (up from 157bps). 78k ($30bn) mortgages currently in deferral, down from 135k ($51bn) relief packages provided -We have provided 135,000 repayment relief packages to customers. -We are well progressed in contacting customers, having checked in with 85% or 115,000 of those on relief packages. -At this point, following the three month check-in, around half are expected to return to making payments. • • Comments from Westpac Group CEO, Peter King “Westpac’s priority has been to remain strong so we can continue supporting customers through this challenging period. “We have maintained our strong balance sheet and increased provisions for bad debts to support our prudent approach to managing impairments. “Our third quarter 2020 result excluding notables is higher than first half average, mostly due to lower impairment charges. Nevertheless, the impact of the COVID-19 pandemic is clear as activity fell and margins declined. “While there have been some signs that the economy is performing better than early expectations, significant uncertainty remains, particularly given the unpredictability of COVID-19 outbreaks and their local impacts. “We continue to offer deferral support where needed, although following our three-month customer check-ins the number of outstanding mortgage deferrals is down around 40 per cent. However, many mortgage and business customers continue to require assistance and we are committed to supporting them. “While the domestic and global outlook remains highly uncertain, Westpac continues to be well positioned to support our customers.” For further information: David Lording Group Head of Media Relations 0419 683 411 Andrew Bowden Head of Investor Relations 0438 284 863 This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.